UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 9, 2007

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30212
(Commission File Number)

13-3422912
(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of Principal Executive Offices)

(011) 852-2390-8600
(Registrant's Telephone Number, Including Area Code)

    This Current Report on Form 8-K is filed by China Digital Media Corporation f/k/a Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 1.01 Entry Into A Material Definitive Agreement

As of February 9, 2007, Registrant entered into a Sole Agent Service Agreement (“Agreement”), between and among M-Rider Media Co., Ltd. ("Sub"), a wholly owned subsidiary of Registrant, and China Yellow River TV Station, a corporation organized and existing under the laws of the Peoples’ Republic of China (“YRT”).

Pursuant to the terms of the Agreement, Sub will act as the sole agent for YRT starting in January 31, 2007 and ending December 31, 2011. In addition, Sub has an option to renew the Agreement for an additional five years upon expiration of the Agreement December 31, 2011.

Under the Agreement, Sub will act as the sole agent for all advertisement sales for YRT and Sub will provide prepayments for advertising (to be used as working capital by YRT) not to exceed RMB 5,000,000 per annum. All payments under the Agreement shall be settled by the end of each fiscal year. Sub shall form a special purpose sales team in order to assist YRT in the development of advertising sales. The special purpose sales team will provide professional consulting services, technical training, market research, and market development services to YRT. In addition, the sales team provided by Sub will assist YRT in the development of custom media sales management software in an effort to enhance sales and service efficiency.

Sub will also provide YRT with weekly media analysis and weekly competition and ratings analysis reports. Sub will furnish a monthly report analyzing broadcast ratings, and media popularity trends including recommendations and consulting services for future media strategies.

In addition to providing industry reports, Sub will also assist YRT in reaching their financial targets and business goals. Although these services will be provided on a best efforts basis, the Agreement calls for and YRT and Sub hope to see revenues of RMB 32,000,000 in 2008, RMB 38,720,000 in 2009, RMB 41,820,000 in 2010, and RMB 45,160,000 by 2011. Sub shall be entitled to 10% of all of YRT's revenue not exceeding RMB 32,000,000. YRT shall be entitled to 100% of their profits derived from revenues between RMB 32,000,000 and RMB 34,000,000, and any profits derived from revenue exceeding RMB 34,000,000 shall be split 50/50 between Sub and YRT.

YRT and Sub shall use reasonable efforts to comply with the terms of the Agreement and shall retain the necessary staff and stability to ensure full and proper performance. Please refer to Exhibit 10 attached hereto for a translation of the Agreement between YRT and Sub.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

Date: February 13, 2007	By:	/s/ Daniel C. S. Ng
Daniel C. S. Ng President, Chief Executive Officer and Director

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EXHIBIT INDEX

Exhibit Number	Description

10	English Translation of the Sole Agent Service Agreement, dated February 9, 2007

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